Rule 424(b)(3)
                                                File No. 33-53327

Pricing Supplement:  Number 5 Dated 20-Feb-98

(To Prospectus dated May 25, 1994, and
Prospectus Supplement dated June 15, 1995)


                   E. I. du Pont de Nemours and Company

                        Medium-Term Notes, Series G
                 Due Nine Months or More From Date of Issue
                              (Floating Rate)

 DSE-CUSIP:  26353LHK0

 Principal Amount: $25,000,000      Interest Rate Formula:
                                    [ ] Commercial Paper Rate
 Issue Price: 100.00%               [X] 3 Month U.S.$ LIBOR
                                    Per Bloomberg Screen @BBAM-
                                    Official BBA LIBOR Fixing@
                                    minus 0.32%
 Original Issue Date: 2/25/1998     Initial Interest Rate: 5.305%

 Maturity Date: 2/15/2038           Interest Reset Period: Quarterly

 Form: [X] Book-Entry               Interest Reset Dates:  May 15,
       [ ]  Certificated            August 15, November 15,
                                    February 15 of each year
                                    commencing on May 15, 1998 and
 Agent acting in the capacity       as per the conditions further
 as indicated below:                provided in the Prospectus
      [ ]  Agent                    Supplement dated June 15, 1995
      [X]  Principal
                                    Interest Payment Period: Qtrly.

                                    Interest Payment Dates: May 15,
                                    August 15, November 15,
                                    February 15 of each year
                                    commencing on May 15, 1998 and
                                    as per the conditions further
                                    provided in the Prospectus
                                    Supplement dated June 15, 1995

 Redemption at DuPont's Option:
      [ ] The Notes cannot be redeemed prior to the Maturity Date.
      [X] The Notes may be redeemed prior to the Maturity Date.

The Notes may be redeemed annually, under the conditions provided in the Prospectus Supplement dated June 15, 1995, on February 15thof each of the years set forth below, at the amounts set forth below (expressed as

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percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Redemption Date.

      Redemption Date               Redemption Price

            2/15/2028                     105.00%
            2/15/2029                     104.50%
            1/2 point per year step down thereafter until par

Repayment at the Option of the Holder:
      [ ] The Notes cannot be repaid prior to the Maturity Date.
      [X] The Notes may be repaid prior to the Maturity Date.

The holder of the Notes may elect to cause DuPont to repurchase the Notes, under the conditions provided in the Prospectus Supplement dated June 15, 1995, on February 15th of each of the years set forth below, at the amounts set forth below (expressed as percentages of the principal amount of the Notes) corresponding to the years set forth below, together with any accrued interest to the Repurchase Date:

      Repurchase Date               Repurchase Price

            2/15/2008                     99.00%
            2/15/2011                     99.25%
            2/15/2014                     99.50%
            2/15/2017                     99.75%
            2/15/2020                     100.00%
            On 2/15 every
            3 years thereafter            100.00%

Discount Note:  [ ] Yes   [X] No

Agent:      Goldman, Sachs & Co.

Agent's Discount or Commission:     1.00%

Calculation Agent: Chase Manhattan Bank, Global Trust Services.